UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 1, 2014

ClearOne, Inc.
(Exact name of registrant as specified in its charter)

Utah	001-33660	87-0398877
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5225 Wiley Post Way, Suite 500, Salt Lake City, Utah	84116
(Address of principal executive offices)	(Zip Code)

(801) 975-7200
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

As previously announced, on December 20, 2013 ClearOne, Inc. entered into an agreement to acquire the Spontania business of Spain-based Dialcom Networks, S.L. The Spontania purchase closed on April 1, 2014. The aggregate purchase price under the terms of the transaction was approximately €3.66 million in cash (approximately US $5.0 million), after certain closing adjustments. ClearOne did not assume any debt or cash. The cash purchase price was paid out of cash on hand. The transaction agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference, contain representations, warranties and indemnifications customary for a transaction of this type. The foregoing summary description is qualified in its entirety by reference to such documents attached as exhibits hereto.

Item 8.01     Other Events

On April 1, 2014, ClearOne issued a press release attached hereto as Exhibit 99.1 and incorporated by reference. In the press release, ClearOne announced that it had finalized the acquisition of the Spontania business of Spain-based Dialcom Networks, S.L.

Spontania is a cloud-based group video conferencing software delivered to enterprise users on software as a service (SaaS) model. Spontania’s features include presence and instant messaging, real time voice, video and advanced collaboration services, including capabilities for sharing presentations and media files. With this acquisition, ClearOne expands its video conferencing offering to cater to different market needs with flexible deployment models.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
Exhibit 10.1	Framework Agreement between ClearOne, Inc. and Dialcom Networks S.L., dated December 20, 2013
Exhibit 10.2	Amendment to Framework Agreement between ClearOne, Inc. and Dialcom Networks S.L., dated March 31, 2014
Exhibit 99.1	ClearOne, Inc. Press Release dated April 1, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARONE, INC.

Date: April 7, 2014	By:	/s/ Zeynep Hakimoglu
Zeynep Hakimoglu
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 10.1	Framework Agreement between ClearOne, Inc. and Dialcom Networks S.L., dated December 20, 2013
Exhibit 10.2	Amendment to Framework Agreement between ClearOne, Inc. and Dialcom Networks S.L., dated March 31, 2014
Exhibit 99.1	ClearOne, Inc. Press Release dated April 1, 2014